Exhibit 99.3

April 26, 2019

Mr. Ryan Levenson
Privet Fund Management LLC
79 West Paces Ferry Road
Suite 200B
Atlanta, Georgia 30305

Dear Ryan,

On behalf of the Board of Directors of Synalloy Corporation (‘’the Company”), I am writing in response to your unsolicited letter, dated April 23, 2019 (the “Indication of Interest”), in which you indicated an interest to acquire the issued and outstanding shares of the Company not already owned by Privet, for a price of $20.00 per share.

The Company’s Board of Directors carefully and thoroughly reviewed the contents of the Indication of Interest at a special meeting on April 25, 2019. We have also consulted with our independent financial and legal advisors. Our Board firmly believes that your proposed purchase price of $20.00 per share undervalues both the current and future financial performance of the Company. It is our strong opinion that the Company is better positioned today than ever before to capitalize on the many opportunities that we see across our respective business units.

The Company’s Board considered various factors in arriving at the unanimous conclusion that Privet’s current valuation in the Indication of Interest is inadequate:

1.
In Privet’s letter, you referenced a premium of 42% to the Company’s closing share price of $14.05 on April 22, 2019. The Company’s Board believes that the share price has been artificially depressed due to positioning related to the rebalancing of the Russell 2000 next month, and that the stated premium of Privet’s valuation greatly exaggerates the benefit to the Company’s shareholders.

2.
The Company’s share price in the first nine months of 2018 averaged $17.63. The Enterprise Value to Adjusted EBITDA (excluding metal price adjustments) was approximately 8.0 times. Following the purchase of ASTI on January 1, 2019, the Company’s forecast for the current year calls for Adjusted EBITDA (excluding metal price adjustments) of $34 million, and year-end net debt being reduced to $55 million. Privet’s current valuation of $20.00 per share results in an Enterprise Value to Adjusted EBITDA multiple of only 6.8 times.

3.
The Company will report first quarter results on the morning of April 30, 2019. That report will show record sales of $85 million and a 77% increase in net income (excluding metal price adjustments), over the first quarter of last year. Every business unit met or exceeded its forecast for the quarter.

4.
The Company’s management team has continuously demonstrated its skill in acquiring and integrating acquisitions. With a robust pipeline of new opportunities and ready access to capital, we are well positioned to continue our growth strategy as a public company. Over the past eight years, the management team has grown revenue from $111 million in 2010 to the forecasted revenue for 2019 of $340 million, or a compounded annual growth rate of 13%. Over the same period, Adjusted EBITDA has increased from $1.4 million in 2010 to $34.0 million forecasted for this year, or a compounded annual growth rate of 41%.

5.
Taking the Company private would generate annual savings of approximately $2.0 million. The Company’s current shareholders should participate in the added value generated from these savings, as reflected in a higher purchase price, should a sale of the Company be completed.

6.
Finally, in recent meetings with myself and other members of our Board, you have stated that the Company’s shares should be trading at $30.00, or more. While the market rarely provides an accurate reflection of value in the short-term, the spread between Privet’s current valuation in the Indication of Interest and your market commentary, indicates an unreasonable discount for a business performing as well as our Company.

The Company’s Board remains committed to a growth strategy, fueled by acquisitions and organic initiatives. Our management team has proven adept at executing on this strategy. While our Board will consider any and all good faith offers made to purchase

Exhibit 99.3

the Company, Privet’s current valuation in the Indication of Interest of $20.00 per share heavily discounts the Company’s recent performance and its near-term potential.

Sincerely,

/s/ Craig C. Bram
President and CEO

CC: Mr. Murray H. Wright, Chairman of the Board and Executive Committee Member
Mr. Henry Guy, Director and Executive Committee Member